Exhibit 99.2

VOXX(Q2 2020 Results)

October 11, 2019

Corporate Speakers:

•	Glenn Wiener; GW Communications LLC; Owner
•	Patrick Lavelle; VOXX International Corporation; President, CEO & Director
•	Charles Stoehr; VOXX International Corporation; Senior VP, CFO & Director

Participants:

•	Thomas Kahn; Kahn Brothers Advisors LLC; Chairman, President, Treasurer, Chief Compliance Officer & Director
•	Sheldon Grodsky; Grodsky Associates, Inc.; President, Financial & Operations Principal, Treasurer, Secretary, CEO, CFO and CCO
•	Braden Leonard; BML Capital Management, LLC; Managing Member and Founder

PRESENTATION

Operator:  Ladies and gentlemen, thank you for standing by, and welcome to the VOXX International 2020 second quarter results conference call. (Operator Instructions) Please be advised that today's conference is being recorded. (Operator Instructions) I would now like to hand the conference to your speaker today, Glenn Wiener, Investor Relations. Please go ahead, sir.

Glenn Wiener:  Good morning and welcome to VOXX International Fiscal 2020 Second Quarter Results Conference Call. I trust everyone had a chance to review our press release, which was issued yesterday after market close along with our Form 10-Q, which was filed with the SEC. Both documents as well as our updated investor presentation can be found in the Investor Relations section of our website.

Today's call is being webcast live on our website and can be found in the Events and Presentation section. A replay will be available approximately 1 hour after the completion of today's call for those who are unable to join.

Speaking from management today will be Pat Lavelle, President and Chief Executive Officer; and Michael Stoehr, Senior Vice President and Chief Financial Officer. John Shalam, Chairman and founder of VOXX, is also with us and all executives will be available for commentary during the Q&A portion of our call following management's remarks.

VOXX is undergoing a significant realignment of its business over the past several quarters, which will continue in fiscal 2020. Progress has been made and as Pat will note, the company is on track for profitability in the second half of the year.

As we move closer to our third quarter results announcement and in calendar year 2020, we intend to get more active in telling our story to prospective investors and analysts as we believe there are compelling opportunities to further unlock shareholder value, especially with some of the long-term developments Pat will address.

I'd like to remind everyone that except for historical information contained herein, statements made on today's call and webcast that would constitute forward-looking statements are based on currently available information. The company assumes no responsibility to update any such forward-looking statements.

And I would like to point you to the risk factors associated with our business, which are detailed in our Form 10-K for the period ended February 28, 2019. I'd like to thank you all of you for your continued interest in VOXX and at this time, I'd like to turn the call over to Pat Lavelle.

Patrick Lavelle:  Good morning, everyone, thank you, Glenn. As we addressed in our fiscal 2019 year-end call, we are proactively taking steps to improve our infrastructure, stabilize our business, lower fixed cost and return VOXX to profitability. We've made a lot of progress to date and there is more that we've done throughout fiscal 2020 to ensure we are positioned to achieve our goals in the years to come and in turn enhance value for our shareholders.

Near term, there are 2 factors that are leading to lower volumes for both our OEM and aftermarket products. One, lower car sales that we've seen this year with global car sales down approximately 3% from July and down 1.75% in the U.S. year-to-date. And 2, the timing of end-of-life and the start of new programs.

We do not believe this will be a long-term trend. However, given recent awards that we've received from our OEM customers.

For the second quarter comparisons, consolidated net sales declined by $18.6 million and of this only 70% of the decline was in our Automotive segment, which has historically been one of our more consistent stable and profitable segments.

We are expecting Automotive sales to be down year-over-year, that was communicated previously and our near-term outlook has not changed. However, as we look out over the next few years, we believe this segment will be one of the key growth drivers for our business.

During the second quarter, VOXX Automotive was awarded the next generation RSE program, there's Rear Seat Entertainment Program, with one of the big 3 U.S. automakers. This program will launch in calendar year 2021 on model year 2022 vehicles and has a total value of approximately $275 million over a 5-year period.

In addition, Nissan awarded us another RSE program for the Amato, slated to begin in August of 2020, which will run for 2 years. We will be launching a new RSE program for the Lincoln Aviator this quarter, we believe -- and we've recently added new business with Ford for the Expedition XLT, which will begin mid year in 2020.

There are a number of other programs that have been in development, which are nearing final stages of testing and evaluation and based on what we have won and what is in the pipeline, our Automotive Electronics segment could be poised for growth towards the end of fiscal 2021 and significant growth in fiscal 20202, which will be sustainable based on the long-term nature of the programs.

This is what is driving our optimism. On our Consumer Electronics segment, they posted a sales decline of $5.3 million due to the softness in the European market and declines in domestic Accessories.

Regarding the domestic business, sales were down $1.8 million due in part to the SKU rationalization program and the discontinuance of several products, which we have discussed previously. However, our domestic business outperformed our budget, both in the second quarter and year-to-date, and we continue to show year-over-year growth in the wearable category based on our position as a distributor of Apple, Samsung, Garmin, Fitbit and Striiv activity trackers.

During the second half of the year, we will be expanding distribution of reception connectivity and power products to new countries in the APAC region and launching new products in the remote control, karaoke, antenna and audio categories.

We are actively managing inventory, reducing our risk and focusing on products that have better margin structures and are more sustainable life cycles, consistent with the strategy I outlined on our past 2 calls.

Our domestic Premium Audio business was down modestly compared to last year's second quarter, which was a strong quarter for that group. A positive when you consider we have very strong load ins of the new Reference Premiere and Reference Base Home speakers last year that obviously did not repeat again this year. Year-to-date, Premium Audio sales are up close to 4%.

Sales of premium mobility and premium wireless and Bluetooth speakers are showing nice growth. New distribution with snap AV contributed to growth in the commercial installation channel and the launch of our new T5 series headphones helped drive growth within the mobility category and the launch of new soundbars helped drive sales of audio system speakers.

Klipsch is performing well and we expect that will continue into the second half of the year.

In our biometric segment, we launched the new EXT outdoor parameter access product line in Q2 and we launched the latest version of our nanoNXT perimeter access product with all new upgraded software. During the quarter, these products were in beta testing with customers and potential partners and should help drive sales and income improvements in the fourth quarter.

ViaTouch business is moving slower than we had anticipated but still holds the same potential as we've indicated on past calls. A positive development for EyeLock this quarter is in the health care space as we have been approved by a major company, which importantly I'm not at liberty to disclose by name.

But what I can say is that we anticipate that we will begin billing for NRE in the fourth quarter and throughout fiscal 2021. And this contribution, in addition to other businesses that have been awarded should significantly lower EyeLock's operating loss, which had been already improved by $600,000 in the second quarter and by approximately $1 million year-to-date.

There are 3 other primary programs EyeLock is working on, which although they will not contribute to fiscal 2020 results could have meaningful impact on their business over the next 2 to 3 years. One is in the gaming industry, another in the Automotive industry and the last is in the security industry.

As a result of the considerable amount of custom engineering involved with each potential customer, the EyeLock programs have been slow to materialize, which has been frustrating for us and our shareholders and we recognize that. And we've addressed what we can control by lowering our cost, which has helped lower cash outlays and reduce operating losses.

We are getting much closer to a wider scale adoption of EyeLock's technology and believe the next 6 to 18 months will validate EyeLock's position in the industry and potentially lead to other avenues of growth and profitability for VOXX. A few other updates before turning the call over to Mike.

As you saw from our announcement on October 2, we closed on our real estate sale in Pulheim generating net proceeds of approximately $9.7 million. In that same release, we announced that HF has rescinded the deal due to their inability to obtain financing at the agreed-upon price and our refusal to renegotiate the price.

That business, which includes both Oehlbach and Schleicher is profitable and we rather keep it as part of VOXX than sell it as a discount especially since following our restructuring as it generates cash and EBITDA. If another opportunity today this materializes, we will evaluate it as we do with all of our business segments and groups.

We are still realigning certain areas of our business, investing in innovation and looking to expand distribution and partnerships across all 3 segments.

We are executing on the share repurchase program as we're able to in the open market and we will continue to do so as we believe our stock is undervalued and repurchasing shares represents a good use of capital. We're also looking at potential acquisitions that could strengthen our business further and improve EBITDA and cash flow though we are not looking to leverage our balance sheet or overpay for any business or businesses.

We are executing on the initiatives we've outlined during our year-end call and we expect to be profitable in the second half of the fiscal year. With that, I will turn the call over to Mike for a review of our results and the balance sheet. Michael?

Charles Stoehr:  Thanks, Pat. Good morning, everyone. Similar to the second quarter results, the majority of the sales decline for the 6-month period was in our Automotive Electronics segment, which represented close to 90% of our total year-over-year decline and the majority was in our OEM business for the reasons that addressed.

We are dissipating the second half of the year to be lower than the second half of fiscal 2019 but based on the launch of new vehicle models, the year-over-year comparison should level off and potentially show a modest increase in Q4.

Consumer Electronics segment sales were up 2% year-to-date but above our initial forecast. Premium Audio autosales continue to increase based on new products brought to market and expanded distribution and year-to-date are up close to 4%, as Pat noted. Sales of audio products reception products and wearables continue to trend upwards offset by declines in European markets.

Gross margin in the second quarter were down 220 basis points, with the biggest decline in our Automotive Electronics segment, based on lower OEM sales and underabsorption of labor. As new OEM programs begin, margins should return to more historical levels in that segment.

The second quarter decline in Consumer Electronics segment was primarily related to product mix. The negative margins in the biometric segment was due to startup costs related to customer and beta test samples of new product launches.

For the year-to-date period, gross margins were down 90 basis points with only minor declines on a gross dollar basis in the Consumer Electronics and Biometrics segments. The drop was in Automotive and we expect modest sequential improvement in both the third and fourth quarters. I also like to note that margins were affected by tariffs. The tariffs impacted margins as early tariff increases were not passed on to the customer.

The latest round of tariff increase have been passed on in the form of price increases to our customers with certain customers have a time bar before these increases go through. We are working to lower the impact of the tariffs by moving production out of China in conjunction with our manufacturers. Not all products can be moved. And the products we are successfully moving will still carry higher labor costs than Chinese manufactured products.

Total operating expenses were down $11 million or close to 26% when comparing the second quarter periods and declined by $10.6 million or just over 14% for the year-to-date comparisons. For the second quarter, we had a $900,000 decline in selling expense due to lower commissions and lower head count as we have realigned our business. Klipsch, however, has increased headcount to support both current and future growth and new product development.

G&A expenses, excluding the share grants to our CIO was down approximately $300,000 as we have declines in office expenses, legal fees, third-party fees and office hours as a result of the accounting treatment for the share grants we took a noncash charge of approximately $1 million. Engineering and tax in support expense declined by approximately $1 million with the majority of the decline in R&D.

This was principally as a result of EyeLock transitioning from outside contractors to in-house engineering. I'd also note that last year's second quarter included intangible asset impairment charges of $9.8 million. Excluding the impairment charge, total operating expenses declined by approximately $1.2 million or 3.7%. For the 6-month period comparisons, total operating expenses declined by $10.6 million or just over 14%.

Excluding the impairment charges, last fiscal years pick up from the favorable counterfeit lawsuit and noncash charge for stock-based compensation, OpEx declined by approximately $3.8 million or 5.7%. You will see more expense reductions in the second half of the year based on the steps we have taken to realign our operations, both domestically and abroad.

As for other income and expenses, in the fiscal 2020 second quarter, we had other income of $1.7 million compared to other expenses in the second quarter of fiscal 2019 of $2.7 million. Interest and bank charges declined by $230,000. Equity in income and equity investee's client approximately $370,000 and other net increased by approximately $300,000.

The 2 biggest items are as follows: we recorded investment gain in this year's second quarter of approximately $800,000 related to the fiscal 2018 sale of our investment in RxNetworks as a portion of the cash proceeds were subject to holdback profession, which was released this quarter.

Additionally, in the fiscal 2019 second quarter, we recorded a $3.5 million impairment on our vendors investment properties. You can see other income and expenses broken out in our press release and Form 10-Q for the 6-month period.

Operating losses for the second quarter comparisons improved by $3.7 million and a net loss attributable to VOXX improved by $14.8 million. For the 6-month comparisons, our operating loss improved by $1.7 million in the net loss attributable to VOXX improved by $14.6 million.

Lastly, we reported an adjusted loss of $700,000 for the fiscal 2020 second quarter and a loss of $1.0 million for the 6-month period. This compares to an adjusted EBITDA of $4.3 million and $5.8 million for the 3-month and 6-month periods in fiscal 2019.

The breakdown of EBITDA to adjusted EBITDA is in our press release and in our Form 10-Q filing on Page 41. In our fiscal 2019 year-end call, we had discussed anticipated losses in the first half of the year as we work through our corporate realignment.

The shift in Automotive market has been more meaningful impact than we had initially forecasted. However, we move into the second half of the year, we are anticipating profitability on an operating basis on both third and fourth quarters and expect to show year-over-year improvements.

As for the balance sheet, cash and cash equivalents of August 31, 2019, was $39.3 million as compared to $60 million as of May 31, 2019. The cash usage is based upon seasonal working capital needs to fund operations. As we mentioned in our Form 10-Q, we have temporarily suspended our vendor finance programs as we do not need to fund it.

If we had used the program, our cash balance for August would have been approximately $9 million higher. We expect our cash position to increase in the third and fourth quarters as we brought in the inventory and will be moved throughout the remainder of the fiscal year.

Additionally, we announced on October 2, we completed the sale of our Pulheim real estate and proceeds from the sale will be used to pay down our euro asset-based lending obligations while providing additional working capital to fund our German operations.

Our total debt position stood at $14 million as of August 31, representing a decline of $3.6 million since the fiscal year end and a decline of $2 million since May 31. The decline compared to the fiscal year end is due to a lower outstanding balance on the euro ABL and lower mortgage debt for our German and for our properties.

The company intends to pay down by October 31 the approximately $5.6 million of asset-based debt in our German operations. We have sufficient cash on hand to fund our operations. We also have available $140 million domestic credit facility with nothing outstanding.

Our balance sheet remains strong and we are maintaining the flexibility needed to continue to invest in R&D, to support future Automotive Premium Audio and biometric programs and repurchase our stock in the open market as we are able to. That concludes my remarks and we're now ready to open up the call for questions.

Patrick Lavelle:  Thank you, Michael.

QUESTIONS AND ANSWERS

Operator:  (Operator Instructions) Our first question comes from Thomas Kahn with Kahn brothers.

Thomas Kahn:  I think you're making progress and this is good. How many ships did you buy back in the last quarter?

Patrick Lavelle:  202,000, Tom.

Thomas Kahn:  Okay. And you're going to continue to buy back? Again, that's a question.

Patrick Lavelle:  Yes, that's the game plan.

Thomas Kahn:  Okay. I would recommend that you gentlemen listen to the quarterly calls, (inaudible) that you've had for the past 3 or 4 years because they all have this optimistic spend to them.

And I think what we have to do now is sort of temper in some way the quarterly calls from the optimistic spend and just try to stick to reality and to the facts. So I'm saying, John, listen to the last 4 or 5 years, and Pat and Mike, and tell me if I'm wrong, do I hear something that you folks don't hear?

And then you cry wolf so many times, people don't believe you. So what we need is listen to the calls, I'm making a recommendation, I've only been in the investment business for 40 years, so I'm a new player here. I don't have optimistic spend and positive projections. I think it's better off if you back off that approach. Thank you.

Patrick Lavelle:  Thank you, Tom. The one thing that -- I hear what you're saying, but I think it's imperative that we advise the shareholders that as I just did that during the second quarter, we were awarded a major program. This is a production program for one of the big 3 car manufacturers that will start in 2021 on 2022 vehicles.

We both think that this particular contract not only will lead to others because of the new technology that we're bringing to market that will showcase at CES this year. But this is a production program. So this is based on the number of vehicles that they sell, and we expect that, that business is going to be in the range of $275 million. The other thing...

Thomas Kahn:  The other thing is this is all excellent this is all very good. But I stand by what I said with respect to the last 4 or 5 years and the quarterly calls and what have been said. I think it would be informative and I stand by what I said to try to back off -- let the good news, as surprises, if you will.

I guess, that's the way I would put it. Because we're better off in that way. I also commend you on share repurchases that's the smartest way to build shareholder value with our stock where it is. And John, I would encourage you to do more of it. Don't be diffident.

Operator: And our next question comes from Sheldon Grodsky with Grodsky Associates.

Sheldon Grodsky:  How many shares were granted to the Chief Executive?

Patrick Lavelle:  There were 200,000 shares granted in the second quarter.

Sheldon Grodsky:  Okay. So it's almost the same thing that was repurchased in the market?

Patrick Lavelle:  Yes.

Sheldon Grodsky:  Okay. I would encourage you as with the last speaker did, agree with everything he said necessarily but I would encourage you to buy back as much as your stock can. I don't think it's going to be cheaper so the time is right.

Patrick Lavelle:  All right. We agree and we have a 3 million share repurchase authorization and we plan to move along and purchase when the windows are open for us to purchase.

Operator:  (Operator Instructions) Our next question comes from Brad Leonard with BMO Capital management.

Braden Leonard:  So, first of all, Pat, in the prepared remarks, you said that in the press release, that overall operating losses declined in the first half of the year. Now this is technically true because on a GAAP basis last year, you had a $9.8 million noncash charge. So my question is do you think that the fair statement, I mean is that way we are really looking at this to say that we have improved operations because we don't have a charge this year?

Patrick Lavelle:  Yes, I think what Mike has showed that we take it when we took out on the onetime charges, we did have a further reduction in our overhead, both in the quarter and year-to-date.

Braden Leonard:  Yes, but on an operating basis, we lost more money, excluding the charge, correct? I mean adjusted EBITDA which I think is more relevant in this case with all the puts and takes of both quarters, we were down significantly year-over-year in the first half.

Patrick Lavelle:  Yes, we were in the first half.

Braden Leonard:  So here's my...

Patrick Lavelle:  (inaudible)

Braden Leonard:  That's fine. It is anticipated and I didn't expect any different but I think it's a -- it's not a fair statement to say that operations improved in the first half of the year. Expenses were down excluding the charge, I'll give you that.

But operating profit was I mean really on a GAAP basis you are -- your statement is factually correct. But I don't think anybody is looking at that saying, "Hey, we had a $9.8 million impairment charge, noncash last year, so we're going to say things are better this year.” They're just not.

And so I think that's a -- it's an unfair statement to put out there and we can either agree or disagree on that but I think it's not a correct statement. So on the stock buyback, what are the limitations on the buyback? You guys have -- you can buy what? 25% of average daily volume or something like that?

Patrick Lavelle:  Mike, you want to answer that question?

Charles Stoehr:  It's 25% of the average that we're buying.

Braden Leonard:  Okay so the average of 3 weeks volume is it or 3?

Charles Stoehr:  Yes, I think it's 3 weeks.

Braden Leonard:  So that's about what? 40,000 or 50,000 shares at an average volume?

Charles Stoehr:  That's correct.

Braden Leonard:  Okay. So, I guess, my question is you guys have said that the stock is very undervalued and where everybody thinks undervalued, it's covered by cash and real estate whatever maybe not that we can on the several divisions. But on the sum of the parts, I think we all agree the stock is undervalued. So why so little on the buyback?

Patrick Lavelle:  With the problems we had is that because we have our first quarter and our year end kind of rolling around it's not the same month, we clearly has started late and then we have to stop what we announced the quarter. We'll commence the days after this call.

Braden Leonard:  I understand. So why not put a 10 B 5-1 plan in place to buyback in the -- when you're blacked out?

Patrick Lavelle:  We'll take it onto consideration.

Braden Leonard:  I mean there's a simple way to go up instead of being blacked out for a month the stock goes to 350 because the market thinks because of the President announces some tariff or something like that and I wish we could be buying but we can't.

I mean if you guys are really serious about buying back 3 million shares at or around these prices, you should put a 10B plan in place and say, we're going to by the ADV our 25% of the ADV every day. I mean yesterday, about 70,000 shares in the open market and there's plenty of sellers out there. So it's not a problem to get stock, I realize you guys can't buy 70,000 shares but there's no reason to be blacked out for whatever it is, 4 to 6 weeks every quarter. So...

Patrick Lavelle:  I understand what you're saying. That's an excellent suggestion. I appreciate your comments very much and we'll simply take this into consideration.

Braden Leonard:  Okay. So the German accessory business that we have sold as you guys back out sounds like you guys did not want to renegotiate. So is there no financial penalty for them not closing?

Patrick Lavelle:  It was part of the -- well first off, we're restricted as to what we can say regarding NDAs that were signed. But there were a few clauses in the agreement and that was one of them.

Braden Leonard:  Okay. All right. So this Automotive program sounds great, buy when you're given the details on this again, you're saying it's going to start in calendar year '21 or your fiscal year '21?

Patrick Lavelle:  Our fiscal '21.

Braden Leonard:  Which is next year?

Patrick Lavelle:  Excuse me. Calendar year 2021 on model year 2022 vehicles.

Braden Leonard:  So we're really out for 2 years from today?

Patrick Lavelle:  Yes, we are. Yes, we are.

Braden Leonard:  So we're not going to see a lot of in the Automotive business could be down meaningfully for the next couple of years?

Patrick Lavelle:  Well, we have...

Braden Leonard:  Or flattish?

Patrick Lavelle:  We have new programs we announced in the modest program starts next year. (inaudible) program should start in our third quarter and then we have the XLT program so there are other programs that will start that will offset end of life that we expect to see some growth in the category but when you look at the projection on the larger program that I announced, it's approximately $55 million a year that should start in the 2021 calendar year.

Braden Leonard:  Okay. So that is on a run rate of last year's auto was what 160?

Patrick Lavelle:  Yes. That is...

Braden Leonard:  Okay, go ahead, Pat. I'm sorry.

Patrick Lavelle:  That's a sizeable increase on top of the 160.

Braden Leonard:  I understand. Is it going to be replacing potentially other business that is lost?

Patrick Lavelle:  There will be some programs that will during the period that will be coming up towards end of life. But we're in discussions with all of our current customers about either developing a new Rear Seat Entertainment Program for them or some sort of continuation.

We will be announcing at CES show some of the details around our new product and we think what we're developing is going to be something that many of our existing customers will want to deliver.

Braden Leonard:  Okay. So on the acquisition divestiture front, what is -- I think you said that this German business is still you're happy to still run and is still profitable but did you saying you made a comment you will be able to sell it if somebody else came along or to buy yet (inaudible)

Patrick Lavelle:  They are other interested parties that have expressed interest in this company and if we deem their offer is realistic and acceptable to where we are, we would divest. The game plan was -- is to bring the dollars that we have invested in Germany, bring them to the United States and replace those sales in that EBITDA with a domestic operation where we can leverage our existing overhead better and generate more profitability.

Braden Leonard:  I think that sounds strategy. So that will go back to I mean as you guys about -- I don't know what else is going on, but when you have the open window and you want to buy back your stock, if a deal comes up that is meaningful, that will block you guys are for potentially the whole quarter is we're trying to close end. So when you have the open window, you can set up a 10B plan and just run it for the next 3 quarters or 3 months or whatever or a year, I don't know?

Patrick Lavelle:  There's no question, Brad. The 10B 5 program you're recommending makes sense.

Braden Leonard:  Okay -- all right, let's get to the EyeLock year. I see that you extended the loan again and that you're lowering the interest rates (inaudible) because they don't have the money to pay you back so I mean the ViaTouch, which I think as indicated on previous call does not sound, I don't know, I just don't even understand the point of it but it's not being rolled out? (inaudible)

Patrick Lavelle:  It's rolling out now. They are now starting to deliver machines. They have had their own delays in getting everything started but they are rolling out and what we can see based on the interest that they have and the customers that they have lined up, the volumes are substantial for them.

The other program that we announced is one that we've been working on for a long time. Again, due to the competitive nature of the customer we are working with and the industry that they are working with, they do not want us to talk about it.

But it's a another substantial program and will validate the iris authentication technology that we have. There's another program that we'll be able to announce at CES and within the Automotive space that could be very interesting for them. And then there's the Ext and the NXT products that I talked about that are now in beta test.

These products have to be tested. They have to be integrated with backend security systems. So when we deliver a new product, there's a lot of testing that has to go on and we're in the process of doing that and if everything goes well, we'll see the sales of VXTs and NXTs pick up sharply.

So we look at the potential for them -- and the potential is good. Iris authentication is real. It's secure. And I do believe that you're seeing more and more interest in iris because of that security. So and the fact that it's an opt in program, it's not facial, this is a program where the consumer has to opt in, but it is more secure than any other form of biometric on the market.

Braden Leonard:  Okay. And can you -- on the health care thing that you did announce, you can say the customer. Can you describe what that program is for, is it access to a facility or is it access to pharmaceutical products that are...

Patrick Lavelle:  I described it, then I'll probably infringe our NDA so I'm not going to describe it.

Operator:  Our next question comes from [Eric Egan], a private investor.

Unidentified Participant:  I wasn't it a bit late so sorry. Already went over this. But the new contract you announced as one of the maybe already have $275 million up a little bit time period is that?

Patrick Lavelle:  A 5-year. From, from inception.

Unidentified Participant:  And then so we get there two years from now, Automotive segment should see revenues of maybe around $30 million a quarter until then?

Charles Stoehr:  Based on again, there are other factors, I mean, if we go into a recession, definitely car sales get hit. We don't know if it will see the recession next year or possibly thereafter. But we have new programs that are starting that I've announced that will come and commence during that period of time before we launch this larger program.

But on top of that, we may do a tuck-in acquisition into our Automotive group that will further support them during this period so these are some of the things that we're looking at but all in all, I would expect that we would have seen where we are right now in revenue.

Operator:  I'm not showing any further questions at this time. I would now like to turn the call back over to management for any further remarks.

Patrick Lavelle:  Well, thank you all and then thank you for your input. I thank you for your interest in our company and I wish you a good day, and a good weekend.

Operator:  Ladies and gentlemen, this concludes today's conference call. Thank you for participating. You may now disconnect.